UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act Of 1933

HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1405748
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lynn B. Fuller
President, Chief Executive Officer and Chairman
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John E. Freechack
Joseph T. Ceithaml
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
(312) 984-3100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Senior Non-Cumulative Perpetual Preferred Stock, Series C, $1.00 par value per share	81,698	$1,000	$81,698,000	$9,362.59
TOTAL:			$81,698,000	$9,362.59

(1)  Calculated in accordance with Rule 457(a) and includes such additional number of shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement containing this prospectus filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED OCTOBER 13, 2011

PROSPECTUS

HEARTLAND FINANCIAL USA, INC.

81,698 SHARES OF SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 81,698 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as the Series C Preferred Stock. The Series C Preferred Stock was originally issued by us pursuant to the Securities Purchase Agreement dated September 15, 2011, between us and the United States Secretary of the Treasury, which we refer to as Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We entered into the Securities Purchase Agreement as part of Treasury's Small Business Lending Fund Program, or SBLF, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

Treasury and its successors, including transferees may offer the securities from time to time as “selling securityholders” directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series C Preferred Stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series C Preferred Stock on any exchange.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “HTLF”.
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Investing in our securities involves risks.  See “RISK FACTORS” beginning on page 3 of this prospectus.
__________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
_________________________________

The date of this prospectus is _________, 2011.

ABOUT THIS PROSPECTUS

All references in this prospectus to “Heartland,” “we,” “us,” “our,” and “our company” are to Heartland Financial USA, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) using a shelf registration process on Form S-3. Under this shelf registration process, the selling securityholders may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.  The registration statement contains additional information about us and the securities that are offered under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read this prospectus and, if applicable, any prospectus supplement together with the additional information provided under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Heartland and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “intend,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan” or similar expressions are intended to identify some of the forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in documents incorporated by reference in this prospectus and any applicable prospectus supplement. We undertake no obligation to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “DOCUMENTS INCORPORATED BY REFERENCE” in this prospectus.

Our Company

Heartland Financial USA, Inc. is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. We have nine banking subsidiaries:  Dubuque Bank and Trust Company, located in Dubuque, Iowa; Galena State Bank & Trust Co., located in Galena, Illinois; Riverside Community Bank, located in Rockford, Illinois; Wisconsin Community Bank, located in Madison, Wisconsin; New Mexico Bank & Trust, located in Albuquerque, New Mexico; Rocky Mountain Bank, located in Billings, Montana; Arizona Bank & Trust, located in Phoenix, Arizona; Summit Bank & Trust, located in Broomfield, Colorado; and Minnesota Bank & Trust located in Edina, Minnesota.  Together, our banking subsidiaries operate a total of 61 banking locations. All nine of our banking subsidiaries are members of the Federal Deposit Insurance Corporation (FDIC).  We also have eight active non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin, a property management company with a primary purpose of holding and managing certain nonperforming assets of our banking subsidiaries, and six special-purpose trust subsidiaries formed for the purpose of offering cumulative capital securities.

Our banking subsidiaries provide full-service retail banking in the communities in which they are located. The principal service of our banking subsidiaries consists of making loans to and accepting deposits from businesses and individuals. These loans are made at the offices of each of our banking subsidiaries. Our banking subsidiaries also engage in activities that are closely related to banking, including investment brokerage.

We were originally incorporated in Iowa in 1935 and were reincorporated in Delaware on June 30, 1993.  Our principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Our telephone number is (563) 589-2100.  Our website address is www.htlf.com.

Securities Being Offered

We are registering 81,698 shares of our Series C Preferred Stock for resale by the selling stockholders identified in this prospectus. The shares of Series C Preferred Stock were issued to Treasury, the initial selling securityholder, on September 15, 2011 in a transaction in connection with the SBLF. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

The issuance of the Series C Preferred Stock was completed in a private placement to Treasury exempt from the registration requirements of the Securities Act. We were required under the terms of the related Securities Purchase Agreement between us and the Treasury to register for resale the Series C Preferred Stock. The terms of the Series C Preferred Stock are described under “DESCRIPTION OF SERIES C PREFERRED STOCK.” The Securities Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 15, 2011, and incorporated into this prospectus by reference. See “DOCUMENTS INCORPORATED BY REFERENCE.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the following risk factors and other information contained in this prospectus and the documents incorporated by reference in this prospectus, including our most recent Annual Report on Form 10-K, as well as any risks described in any applicable prospectus supplement, before deciding whether an investment in our securities is suited to your particular circumstances.

Risks Related to the Series C Preferred Stock

An active trading market for the Series C Preferred Stock might not develop.

The Series C Preferred Stock is not currently listed on any securities exchange, and unless requested by Treasury, we do not anticipate listing the Series C Preferred Stock on an exchange.  There can be no assurance that an active trading market for the Series C Preferred Stock will develop, or, if developed, that an active trading market will be maintained.  If an active market is not developed or sustained, the market value and liquidity of the Series C Preferred Stock may be adversely affected.

Dividends on the Series C Preferred Stock are non-cumulative.

Dividends on the Series C Preferred Stock are non-cumulative, and as a result, if our board of directors does not authorize and declare a dividend on the Series C Preferred Stock for any dividend period, holders of the Series C Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series C Preferred Stock have limited voting rights.

Unless and until we fail to pay full dividends on the Series C Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series C Preferred Stock is at least $25.0 million, the holders of the Series C Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series C Preferred Stock and except as may be required by law.

If dividends on the Series C Preferred Stock are not paid in full for six quarterly dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series C Preferred Stock is at least $25.0 million, the total number of positions on our board of directors will automatically increase by two and the holders of the Series C Preferred Stock, acting as a single class, will have the right to elect two individuals to serve in the new director positions.  This right and the terms of such directors will end when we have paid full dividends for at least four consecutive quarterly dividend periods.

The Series C Preferred Stock might be junior in rights and preferences to our future preferred stock.

Subject to the written consent of the holders of the Series C Preferred Stock, as well as any other vote of stockholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series C Preferred Stock. The terms of any such future preferred stock expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock, which could result in dividends on the Series C Preferred Stock not being paid when contemplated by the terms of the Series C Preferred Stock.  In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series C Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

The Series C Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory restrictions may limit or prevent us from paying dividends on the Series C Preferred Stock; and the Series C Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series C Preferred Stock are equity interests in our company and do not constitute indebtedness.  As such, the Series C Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims against our company with respect to assets available to satisfy claims against us, including in a liquidation of our company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series C Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as an Iowa corporation and as a state and federally regulated depository institution and bank holding company, under Iowa law and applicable banking regulations we are subject to restrictions on payments of dividends out of lawfully available funds.

In addition, the Series C Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series C Preferred Stock or to which the Series C Preferred Stock will be structurally subordinated.

Initially, the dividend rate on the Series C Preferred Stock will fluctuate initially from 1% to 5% based on our level of “Qualified Small Business Lending,” or “QSBL,” as compared to our “baseline” level.  The cost of the capital we received from the Series C Preferred Stock will increase significantly if the level of our “QSBL” does not increase.  This cost also will increase significantly if we have not redeemed the Series C Preferred Stock within 4.5 years of the closing of the SBLF transaction.

The annual dividend rate on the Series C Preferred Stock can fluctuate on a quarterly basis during the first ten quarters during which the Series C Preferred Stock is outstanding, based upon changes in the amount of “QSBL” (as defined in “DESCRIPTION OF SERIES C PREFERRED STOCK-Dividends Payable on Shares of Series C Preferred Stock”) from a “baseline” level.  The dividend rate for the initial dividend period (which ended September 30, 2011) was 5%.  For the second through tenth calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in our QSBL from the baseline level to the level as of the end of the second quarter preceding the dividend period in question.   For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 5%, based upon the increase in our QSBL from the baseline level to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), or will be fixed at 7% if there is no increase or there is a decrease in our QSBL during such period. In addition, beginning on January 1, 2014 and ending on April 1, 2016, if there is no increase or there is a decrease in our QSBL from the baseline level to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), because of our participation in the TARP Capital Purchase Program, we will be subject to an additional lending incentive fee of 2.0% per year. After 4.5 years from issuance, the dividend rate will increase to 9%.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods indicated are as follows:

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2010	2009	2008	2007	2006	2011	2010
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding Interest on Deposits	2.43	1.58	1.62	2.26	2.61	2.79	2.26
Including Interest on Deposits	1.55	1.18	1.17	1.34	1.44	1.76	1.45

For purposes of computing these ratios, earnings represent income before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

No shares of our preferred stock were outstanding during the fiscal years ended December 31, 2007 and 2006, and we did not pay preferred stock dividends during these periods. For that reason, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios of earnings to fixed charges for these periods. The only preferred stock outstanding during the periods above consisted of preferred stock that we issued to Treasury pursuant to the TARP Capital Purchase Program during the fourth quarter of 2008 and redeemed concurrently with the issuance of the SBLF Preferred Stock.

DESCRIPTION OF SERIES C PREFERRED STOCK

The following is a brief description of the terms of the Series C Preferred Stock. You should read our Certificate of Incorporation, as amended, including the Certificate of Designation with respect to the Series C Preferred Stock, to fully understand the rights and preferences of the Series C Preferred Stock.  We have filed copies of these documents with the SEC and we will also provide you with copies upon request.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 200,000 shares of preferred stock, par value $1.00 per share. Of these shares of preferred stock, 16,000 shares have been designated as Series A Junior Participating Preferred Stock, 81,698 shares have been designated Fixed-Rate Cumulative Perpetual Preferred Stock, Series B, and 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C.  None of the Series A Junior Participating Preferred Stock, which was created to support our rights agreement, or the Fixed-Rate Cumulative Perpetual Preferred Stock, Series B, which was redeemed in connection with the issuance of the Series C Preferred Stock, are issued or outstanding.

All 81,698 shares of the Series C Preferred Stock were issued to Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series C Preferred Stock are validly issued, fully paid and nonassessable.  The Series C Preferred Stock ranks senior to the Series A Junior Participating Preferred Stock and our common stock as to the payment of dividends and the distribution of assets in liquidation.

Dividends Payable on Shares of Series C Preferred Stock

Holders of shares of Series C Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, non-cumulative cash dividends at a rate calculated as a percentage of the aggregate liquidation amount of the outstanding Series C Preferred Stock and is based on changes in the level of our “Qualified Small Business Lending” or “QSBL” (as defined below). Based upon the increase in our level of QSBL over the baseline level calculated under the terms of the Securities Purchase Agreement with Treasury, the dividend rate for the initial dividend period, which is from the date of issuance through September 30, 2011, was set at 5%. For the second through tenth calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in our QSBL from the baseline level to the level as of the end of the second quarter preceding the dividend period in question.   For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 5%, based upon the increase in our QSBL from the baseline level to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), or will be fixed at 7% if there is no increase or there is a decrease in our QSBL during such period. In addition, beginning on January 1, 2014 and ending on April 1, 2016, if there is no increase or there is a decrease in our QSBL from the baseline level to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), because of our participation in the TARP Capital Purchase Program, we will be subject to an additional lending incentive fee of 2.0% per year. After 4.5 years from issuance, the dividend rate will increase to 9%.
Dividends are payable quarterly in arrears on each January 1, April 1, July 1 and October 1, starting with October 1, 2011. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. The amount of dividends payable on Series C Preferred Stock on any date prior to the end of a dividend period, and for the initial dividend period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. Dividends payable with respect to the Series C Preferred Stock are payable to holders of record of shares of Series C Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
If we determine not to pay any dividend or a full dividend with respect to the Series C Preferred Stock, we must provide written notice to the holders of shares of the Series C Preferred Stock within five calendar days stating our rationale for not declaring dividends.
“Qualified Small Business Lending,” or “QSBL,” is defined as the sum of all lending of the following types:
(i)    commercial and industrial loans;
(ii)    owner-occupied, nonfarm, nonresidential real estate loans;
(iii)    loans to finance agricultural production and other loans to farmers; and
(iv)    loans secured by farmland.
To qualify as QSBL, loans in any one or more of the four general categories identified above are further conditioned by the requirement that they may not be greater than $10 million in original principal commitment and must only be made to businesses that have no more than $50 million in annual revenues. The business's annual revenues are calculated at the end of the most recent fiscal year that is immediately prior to the small business loan origination date.
To calculate the maximum $10 million amount of lending, we will be required to aggregate loan commitments made to the same borrower or its affiliates and must treat these separate commitments as a single loan. The aggregated loans must not exceed the $10 million maximum to be treated as QSBL. In addition, when calculating the maximum loan amount we must exclude any portion guaranteed or assumed by the government or a third party from the qualifying loan amounts.
Priority of Dividends and Payments Upon Liquidation
With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series C Preferred Stock ranks:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series C Preferred Stock, including our Series A Junior Participating Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series C Preferred Stock, or parity stock.

The terms of the Series C Preferred Stock impose limits on our ability to pay dividends on and repurchase shares of our common stock and other securities. In general, we may declare and pay dividends on our common stock or any other stock junior to the Series C Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares, our Tier 1 Capital would be at least 90% of our consolidated Tier 1 Capital on the date of issuance of the Series C Preferred Stock. This Tier 1 dividend threshold, which excludes any subsequent net charge-offs and any redemption of the Series C Preferred Stock, is subject to reduction, beginning on the 2nd anniversary and ending on the 10th anniversary of issuance of the Series C Preferred Stock, by 10% for each 1% increase in our QSBL over the baseline level.

If, however we fail to declare and pay dividends on the Series C Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment we may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the Series C Preferred Stock, except that dividends may be paid on parity stock to the extent necessary to avoid any material breach of a covenant by which our company is bound.
When dividends have not been declared and paid in full for a total of four dividend periods or more, and if during such time we were not subject to a regulatory determination that prohibited the declaration and payment of dividends, we must deliver, within five calendar days of each missed payment, to the holders of the Series C Preferred Stock a certificate executed by at least a majority of the board of directors stating that the board used its best efforts to declare and pay such dividends in a manner consistent with (i) safe and sound banking practices and (ii) the directors' fiduciary obligations. In addition, when dividends have not been declared and paid in full for a total of five or six dividend periods or more, the holders of the Series C Preferred Stock obtain certain voting rights described under the caption “-Voting Rights.”
Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series C Preferred Stock from time to time out of any funds legally available for such payment, and the Series C Preferred Stock will not be entitled to participate in any such dividend.
Redemption
We may, at our option, subject to the approval of the Board of Governors of the Federal Reserve System, redeem in whole or in part, at any time, the Series C Preferred Stock out of the funds legally available therefor, subject to notice as described below. In any redemption, the redemption price will be an amount equal to the sum of the per share liquidation amount any declared but unpaid dividends and the pro rata amount of the lending incentive fee for the current dividend period. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series C Preferred Stock have no right to require the redemption or repurchase of the Series C Preferred Stock.
If we seek to redeem fewer than all of the outstanding shares of Series C Preferred Stock, we will select the shares we will redeem either pro rata from the holders of record of shares of Series C Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable. However, in any event the shares to be redeemed shall not be less than: (i) the amount equal to 25% of the aggregate liquidation amount of Series C Preferred Stock issued on the original issue date or (ii) all of the outstanding Series C Preferred Stock, if the aggregate liquidation preference of the outstanding Series C Preferred Stock is less than the amount set forth in the preceding clause (i).
We will mail notice of any redemption of Series C Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series C Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, but failure to duly give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series C Preferred Stock designated for redemption will not affect the redemption of any other Series C Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place of redemption and the number of shares of Series C Preferred Stock we will redeem (and, if less than all shares of Series C Preferred Stock held by the applicable holder, the number of shares we will redeem from the holder).
Shares of Series C Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any declared but unpaid dividends.
Holders of the Series C Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series C Preferred Stock.
If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series C Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series C Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series C Preferred Stock has been paid in full to all holders of Series C Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series C Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, exchange or lease of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, including a merger or consolidation in which the holders of the Series C Preferred Stock receive cash, securities or other property for their shares, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
Except as indicated below or otherwise required by law, the holders of Series C Preferred Stock will not have any voting rights.
If the dividends on the Series C Preferred Stock have not been paid for an aggregate of five dividend periods or more, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, to attend all meetings of our board of directors in a nonvoting observer capacity and, in this respect, must give such representative copies of all notices, minutes, consents, and other materials that we provided to our directors in connection with such meetings. The holders of the Series C Preferred Stock are not obligated to select such a representative, nor is such representative, if selected, obligated to attend any meeting to which he or she is invited. The rights of the holders of the Series C Preferred Stock to appoint an observer will terminate when full dividends have been timely paid on the Series C Preferred Stock for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series C Preferred Stock for five or more dividend periods.
If the dividends on the Series C Preferred Stock have not been paid for an aggregate of six dividend periods or more, whether or not consecutive, and the aggregate liquidation preference of the then-outstanding shares of the Series C Preferred Stock is at least $25,000,000, our authorized number of directors will automatically increase by two and the holders of the Series C Preferred Stock, voting as a single class, will have the right, but not the obligation, to elect two preferred stock directors to fill the newly created directorships at our next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been paid on the Series C Preferred Stock for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series C Preferred Stock for six or more dividend periods.
It will be a qualification for election of any preferred stock director that the election of such individual will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.
Upon the termination of the right of the holders of Series C Preferred Stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of Heartland will be reduced by the number of preferred stock directors that the holders of Series C Preferred Stock had been entitled to elect. The holders of a majority of shares of Series C Preferred Stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series C Preferred Stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the holders of a majority of the shares Series C Preferred Stock, voting as a class, may choose a successor to fill such vacancy for the remainder of the unexpired term.
So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the written consent of (i) Treasury, if Treasury holds any shares of the Series C Preferred Stock, or (ii) the holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting separately as a single class, if Treasury does not hold any shares of Series C Preferred Stock, shall be necessary for effecting or validating:

•
any amendment or alteration of the Certificate of Designation for the Series C Preferred Stock or the Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of

Heartland ranking senior to the Series C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of our company;

•
any amendment, alteration or repeal of any provision of the Certificate of Designation for the Series C Preferred Stock or the Certificate of Incorporation (including, unless no vote on such merger or consolidation is required, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock;

•
any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or of a merger or consolidation of us with another entity, unless the shares of Series C Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series C Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series C Preferred Stock, taken as a whole, provided that in all cases, our obligations are assumed by the resulting entity or its ultimate parent;

•
any sale of all, substantially all, or any material portion of, the assets of Heartland, if the Series C Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•
any consummation of a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of the Series C Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of Heartland or the acquiror. Any such holding company preferred stock shall have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (i) any increase in the amount of our authorized shares of preferred stock, and (ii) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and will not require the vote or consent of, the holders of the Series C Preferred Stock.
In the limited circumstances they are entitled to a vote, holders of the Series C Preferred Stock will each be entitled one vote for each $1,000 of liquidation preference to which such holder's shares of Series C Preferred Stock are entitled.
No vote or consent of the holders of the Series C Preferred Stock is required if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series C Preferred Stock to effect the redemption.
A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of Heartland representing more than 50% of the voting power of the outstanding shares of our common stock or (ii) being otherwise required to consolidate Heartland for GAAP purposes, or (b) any consolidation or merger of Heartland or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), Heartland or the acquiror is or becomes a bank holding company or savings and loan holding company.

Certain Provisions of our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•	we do not provide for cumulative voting for our directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

•	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our certificate of incorporation;

•
a vote of 70% of the outstanding shares of voting stock is required to effect any merger or consolidation of us or any of our subsidiaries with or into another corporation; effect any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our assets in a single transaction or series of related transactions; or effect any issuance or transfer by us or any of our subsidiaries of any of our voting securities (except as issued pursuant to a stock option, purchase or bonus plan);

•
our board of directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors may issue preferred stock without any vote or further action by the stockholders;

•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each class;

•	all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•
we have advance notice procedures which generally require that stockholder proposals and nominations be provided to us not less than 30 days and not more than 75 days before the date of the originally scheduled annual meeting in order to be properly brought before a stockholder meeting.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with a holder of 15% or more of its voting stock (an interested stockholder) for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved in advance the transaction in which the stockholder became an interested stockholder;

•	the stockholder owns at least 85% of the voting stock, excluding shares owned by directors, officers and employee stock plans after the transaction in which it became an interested stockholder; and

•
the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

This prohibition on business combination transactions with an interested stockholder may be removed, however, if our continuing board of directors proposes business combinations with another party, or our stockholders, by majority vote, determine to opt out of Section 203 of the Delaware General Corporation Law and one year has elapsed since the vote.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in any of the following transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. The selling securityholders may also loan or pledge the Series C Preferred Stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the

Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Series C Preferred Stock is not listed on any exchange. Unless requested by Treasury, we do not intend to list the Series C Preferred Stock on any securities exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series C Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On September 15, 2011, we issued the securities covered by this prospectus to Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are 81,698 shares of Series C Preferred Stock, representing beneficial ownership of 100% of the shares of Series C Preferred Stock outstanding on the date of this prospectus.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. To our knowledge, Treasury has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury's acquisition of the Series C Preferred Stock from us pursuant to the SBLF and our prior participation in Treasury's TARP Capital Purchase Program, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS

The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland's public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with them. This allows us to disclose important information to you by referencing those filed documents.  We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011, including the portions of our Definitive Proxy Statement on Schedule 14A filed on May 18, 2011 that are incorporated therein;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended: (i) March 31, 2011, filed with the SEC on May 10, 2011; and (ii) June 30, 2011, filed with the SEC on August 9, 2011; and

•
Our Current Reports on Form 8-K filed with the SEC on January 24, 2011 (except for the information furnished under Item 2.02 thereof), April 25, 2011 (except for the information furnished under Item 2.02 thereof), May 20, 2011, July 22, 2011 (except for the information furnished under Item 7.01 thereof), July 25, 2011 (except for the information furnished under Item 2.02 thereof), August 15, 2011 (except for the information furnished under Item 7.01 thereof), August 30, 2011, September 15, 2011, and September 28, 2011.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus or any prospectus supplement at no cost by writing or telephoning us at:

Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement relating to the offered securities. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Approximate Amount
Securities and Exchange Commission registration fee	$9,363
Legal fees and expenses	8,500
Printing	—
Accountants' fees and expenses	5,000
Miscellaneous expenses	—

Total	$22,863*

* All of the above amounts are estimates except for the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware.  Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.  A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and we may advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Item 16. Exhibits.

Exhibit Number	Description
3.1
Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 10, 2008), together with the Certificate of Amendment of Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on October 10, 2009)

3.2
Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on September 15, 2011).

3.3	Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed on March 15, 2004).
4.1
Form of Preferred Share Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated by reference from Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on September 15, 2011).

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
10.1
Securities Purchase Agreement, dated September 15, 2011, between Heartland Financial USA, Inc. and the United States Secretary of the Treasury (incorporated by reference from Exhibit 10.1 to the   Registrant's Current Report on Form 8-K filed on September 15, 2011).

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23.1*	Consent of KPMG LLP.
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney.

*	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(A)     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 13th day of October, 2011.

HEARTLAND FINANCIAL USA, INC.
By:	/s/ Lynn B. Fuller
Lynn B. Fuller President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of October, 2011.

Signature	Title
/s/ Lynn B. Fuller	President, Chief Executive Officer, Chairman and Director (principal executive officer)
Lynn B. Fuller
/s/ John K. Schmidt	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)
John K. Schmidt
*	Director
James F. Conlan
*	Director
John W. Cox, Jr.
*	Director
Mark C. Falb
*	Director
Thomas L. Flynn
*	Director
James R. Hill

*By:	/s/ John K. Schmidt
John K. Schmidt Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1
Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 10, 2008), together with the Certificate of Amendment of Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on October 10, 2009).

3.2
Certificate of Designation Of Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the   Registrant's Current Report on Form 8-K filed on December 22, 2008).

3.3	Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed on March 15, 2004).
4.1
Form of Preferred Share Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on December 22, 2008).

5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
10.1
Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement - Standard Terms, between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to the   Registrant's Current Report on Form 8-K filed on December 22, 2008).

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23.1*	Consent of KPMG LLP.
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney.

*	Filed herewith.